Exhibit 16.1

November 12, 2004


Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Logistical Support, Inc.'s statements included under Item 4 of its Form 8-K dated November 12, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with Logistical Support, Inc.'s statement that our termination as the Company's principal accountants was approved by the Board of Directors.


Very Truly,

/s/Stonefield Josephson, Inc.